Exhibit 10.2

ALLIANCE CAPITAL PARTNERS PLAN OF REPURCHASE

Alliance Capital Management L.P. (together with any successor to all or substantially all of its business and assets, “Alliance”) has established this Alliance Capital Partners Plan of Repurchase to provide certain employees of Alliance with the opportunity to sell their units of limited partnership interest in Alliance in the manner, and under the circumstances, set forth herein.

ARTICLE I
DEFINITIONS

Whenever used in the Plan, each of the following terms shall have the meaning for that term set forth below:

“Alliance Units” means units representing beneficial ownership of limited partnership interests in Alliance.

“Beneficiary” of an Eligible Employee means such Eligible Employee’s Beneficiary under the Alliance Partners Compensation Plan, as amended from time to time.

“Disability” means, with respect to an Eligible Employee, a good faith determination by the General Partner that the Eligible Employee is physically or mentally incapacitated and has been unable for a period of six consecutive months to perform substantially all of the duties for which the Eligible Employee was responsible immediately before the commencement of the incapacity.  In order to assist the General Partner in making such a determination and as reasonably requested by the General Partner, a Eligible Employee shall (i) make himself or herself available for medical examinations by one or more physicians chosen by the General Partner and approved by the Eligible Employee, whose approval shall not be unreasonably withheld, (ii) grant the General Partner and any such physicians access to all relevant medical information relating to the Eligible Employee, (iii) arrange to furnish copies of medical records to the General Partner and such physicians, and (iv) use his or her best efforts to cause the Eligible Employee’s own physicians to be available to discuss the Eligible Employee’s health with the General Partner and its chosen physicians.

“Eligible Employee” shall mean, for any calendar year, an individual who (i) actively participates in the management of, or performs services on a full-time basis for, Alliance and (ii) is a “highly compensated employee” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time, as determined by the General Partner.

“Eligible Purchaser” means Alliance, AXA Financial, Inc., or an affiliate of AXA Financial, Inc. that is related to the General Partner within the meaning of Section 267(b) or 707(b)(1) of the Internal Revenue Code of 1986, as amended.

“Fair Market Value” means, with respect to a Holding Unit as of any given date and except as otherwise expressly provided by the General Partner, the closing price of a Holding Unit on the New York Stock Exchange on such date or, if no sale of Holding Units occurs on the New York Stock Exchange on such date, the closing price of a Holding Unit on such Exchange on the last preceding day on which such sale occurred.

“General Partner” means Alliance Capital Management Corporation, a Delaware corporation, in its capacity as general partner of Alliance.

“Holding Units” means units representing assignments of beneficial ownership of limited partnership interests in Alliance Capital Management Holding L.P.

“Plan” means the Alliance Capital Partners Plan of Repurchase, as set forth herein and as amended from time to time.

“Purchase Date” means the date on which Alliance Units that are tendered pursuant to the Plan are to be purchased by an Eligible Purchaser.

“Purchase Price” has the meaning set forth in Section 2 of Article II hereof.

“Response” has the meaning set forth in Section 4 of Article II hereof.

“Retirement” with respect to an Eligible Employee means (i) the termination of the Eligible Employee’s employment with Alliance either (a) on or after the Eligible Employee’s attaining age 65 or (b) on or after the Eligible Employee’s attaining age 55 at a time when the sum of the Eligible Employee’s age and aggregate full calendar years of service with Alliance, Alliance Capital Management Holding L.P. or, prior to April 21, 1988, the corporation then named Alliance Capital Management Corporation, equals or exceeds 70, or (ii) the Eligible Employee’s delivery of an irrevocable written notice to the General Partner stating that such Eligible Employee will retire, within the meaning of clause (i) hereof, within the one-year period following the date on which such notice is delivered, provided that no such notice may be delivered prior to the date on which the Eligible Employee attains age 65.

“Tender Notice” has the meaning set forth in Section 4 of Article II hereof.

“Tender Right” has the meaning set forth in Section 1 of Article II hereof.

“Triggering Event” has the meaning set forth in Section 1 of Article II hereof.

ARTICLE II
RIGHT TO TENDER; PURCHASE PRICE;
CONDITIONS TO PURCHASE

1.             In the event of the death, Disability or Retirement of an Eligible Employee (any such event, a “Triggering Event”), such Eligible Employee shall have the right to tender, for purchase by an Eligible Purchaser, all or any portion of the Alliance Units beneficially owned by such Eligible Employee on the date of such Triggering Event (the “Tender Right”).

2.             The General Partner shall establish a procedure for determining the purchase price of Alliance Units that are tendered pursuant to the Plan (the “Purchase Price”), and may modify such procedure from time to time.  In determining the Purchase Price of any Alliance Units, the General Partner may take into consideration the Fair Market Value of Holding Units on the date on which the Eligible Employee exercises the Tender Right, the number of Alliance Units tendered by the Eligible Employee, the trading volume and liquidity of Holding Units and such other factors as the General Partner deems appropriate.

3.             The General Partner may establish, from time to time, such conditions as the General Partner determines to be reasonably appropriate to the obligation of an Eligible Purchaser to purchase Alliance Units that are tendered pursuant to the Plan, including, but not limited to, such conditions as may be necessary to ensure compliance with applicable securities laws.  The General Partner shall, in its discretion, select the Purchase Date for any Alliance Units that are tendered pursuant to the Plan, provided that the Purchase Date shall be at least fifteen (15) days but not more than thirty (30) days after the delivery of the corresponding Response.  Prior to the delivery of a Response stating that an Eligible Purchaser will purchase tendered Alliance Units, no Eligible Purchaser shall be required to purchase any Alliance Units that are tendered pursuant to the Plan.

4.             An Eligible Employee shall be entitled to exercise the Tender Right at any time during the one-year period following the date of a Triggering Event with respect to such Eligible Employee.  To exercise a Tender Right, an Eligible Employee shall deliver a written notice (a “Tender Notice”) to the General Partner to such effect.  The Tender Notice shall specify the Triggering Event, the date of the Triggering Event, and the number of Alliance Units that the Eligible Employee is tendering pursuant to the Plan.  Within thirty (30) days following the

General Partner’s receipt of a Tender Notice, either (i) the General Partner shall provide the tendering Eligible Employee with a written notice stating that no Eligible Purchaser will purchase the tendered Alliance Units or (ii) the Eligible Purchaser that will purchase the tendered Alliance Units shall provide the tendering Eligible Employee with a written notice, setting forth (A) the identity of such Eligible Purchaser of the tendered Alliance Units, (B) the Purchase Price, if it has been determined, and the form of consideration for the tendered Alliance Units, (C) the Purchase Date and (D) a detailed description of any conditions to the Eligible Purchaser’s obligation to purchase the tendered Alliance Units (any such written notice, a “Response”).  The Eligible Employee may withdraw his or her Tender Notice by delivering written notice to the General Partner at any time prior to receipt of a Response or within ten (10) days following the receipt of a  Response.  Assuming that all applicable conditions have been met, the Eligible Purchaser shall, on the Purchase Date so specified, deliver to the Eligible Employee the Purchase Price so specified in exchange for the applicable Alliance Units with the relevant certificates therefor duly endorsed in blank.

ARTICLE III
MISCELLANEOUS

1.             Reference in Article II and this Article III (other than Section 5 hereof) to an Eligible Employee shall include the Beneficiary of a deceased Eligible Employee.

2.             The Plan is intended to comply with the requirements of Treasury Regulations Section 1.7704-1(e)(l)(vii).  If, as a result of any amendment to Treasury Regulations Section 1.7704-1(e)(l)(vii) or any successor regulation thereto, the Plan fails to comply with such regulation, the Plan shall automatically be suspended as of the effective date of such amendment until such time as the Plan may be either terminated or modified to comply with such regulation.  The Plan shall automatically terminate upon the repeal of Treasury Regulations Section 1.7704-1(e)(1)(vii) or any successor regulation thereto.  The General Partner shall promptly provide written notification of any such suspension, amendment or termination of the Plan to all persons who are Eligible Employees at such time.

3.             The General Partner reserves the right at any time, without the consent of any Eligible Employee and for any reason, to amend, suspend or terminate the Plan in whole or in part in any manner, provided that no such amendment, suspension or termination shall adversely affect any Eligible Employee who has exercised a Tender Right prior to such amendment, suspension or termination.  Within ten (10) days of amending, suspending or terminating the Plan, or of modifying the Plan pursuant to the provisions hereof, the General Partner shall provide written notification of such amendment, suspension, termination or modification to all persons who are Eligible Employees at such time.

4.             The right of any Eligible Employee to receive the Purchase Price following the exercise of a Tender Right shall be an unsecured claim against the general assets of the relevant Eligible Purchaser.  The Purchase Price shall be paid from the general funds of the Eligible Purchaser and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of the Purchase Price.  No Eligible Employee shall have any right, title or interest whatsoever in, or to, any investments that the Eligible Purchaser may make to assist it in meeting its obligation to pay the Purchase Price.  Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Eligible Purchaser and any other person.

5.             No Tender Right may be transferred or assigned, pledged or otherwise encumbered by any Eligible Employee other than by will or by the applicable laws of descent.

6.             If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

7.             Any notice to be given by the General Partner under the Plan to an Eligible Employee shall be in writing addressed to the Eligible Employee at the last address shown for him or her on the records of Alliance or subsequently provided in writing to the General Partner.  Any notice to be given by an Eligible Employee under the Plan shall be in writing addressed to the Secretary of the General Partner at the address of Alliance.

8.             There shall be withheld from the payment of each Purchase Price any tax or other charge required to be withheld therefrom pursuant to any federal, state, local or foreign law.

9.             The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.